Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT
(Scott Thompson)
THIS AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is entered into by and between Somnigroup International Inc., a Delaware corporation (the “Company”), and Scott Thompson, an individual (“Employee”), and effective this June 23, 2025 (the “Effective Date”).
WHEREAS, Employee and the Company previously entered into an amended and restated employment agreement, dated July 6, 2022 (the “2022 Agreement”); and
WHEREAS, the Parties desire to amend and restate the 2022 Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, it is hereby agreed as follows:
ARTICLE I
EMPLOYMENT
1.1 Term of Employment. Effective as of the Effective Date, the Company agrees to continue to employ Employee as an employee of the Company and as the Chairman, Chief Executive Officer and President of the Company as further set forth in Section 1.2, and Employee accepts continued employment by the Company, for the period commencing on the Effective Date and ending on December 31, 2029 (the “Initial Term”), subject to earlier termination as set forth in Article III below. Unless earlier terminated in accordance with Article III, following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least one hundred and twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term, either party provides the other party with a written notice of intention not to renew, in which case the Employee’s employment with the Company, and the Company’s obligations hereunder, shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. Except as otherwise expressly provided herein, the terms and conditions of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.
1.2 Position and Duties.
(a) Unless otherwise mutually agreed by the Company and the Employee, during the Initial Term and any Renewal Term, Employee shall be employed in the position of Chief Executive Officer and President. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Board of Directors. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability. In addition, the Company shall nominate Employee to serve as a director in connection with any annual or special meeting of stockholders at which stockholders will vote on the election of directors and, if elected as a director, the Board will elect Employee as Chairman.
(b) The Company may choose to have Employee be classified as an employee of a subsidiary of the Company consistent with other members of management, and such treatment will be treated for purposes of this Agreement as employment by the Company, and will not relieve the Company of any of its obligations under this Agreement.

ARTICLE II
COMPENSATION AND OTHER BENEFITS
2.1 Base Salary. The Company shall pay Employee an annual salary of $1,203,000 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. Employee’s Base Salary will be reviewed and be subject to adjustment by the Board of Directors or its Human Resources/Capital and Talent Committee (the “Compensation Committee”) at their discretion each fiscal year in accordance with the Company’s annual review policy.
2.2 Bonuses.
(a) Annual Bonuses. Employee will be eligible to earn an annual performance-based bonus based on a formula approved by the Company’s Board of Directors or its Compensation Committee and incorporated herein by this reference for the full or pro rata portion of any fiscal year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which, as well as Employee’s entitlement thereto, shall be determined annually in the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the pro rata portion or full portion of the applicable Bonus Year during which Employee is employed by the Company and the achievement of individual or Company performance criteria in the formula established by the Company’s Board of Directors or Compensation Committee. The formula will be set to target a Performance Bonus equal to 135% of Base Salary as of the earlier of the date the Target Bonus terms are approved by the Board of Directors and March 25 of such year (the “Target Bonus”) if the performance criteria in the formula are met, and the actual bonus awarded based on the performance criteria may be more or less than the Target Bonus, but not more than 200% of the Target Bonus. Any Performance Bonus due with respect to a Bonus Year will be paid on or before March 15 of the following calendar year.
(b) Transaction Bonus. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 9, 2023, as amended, by and among the Company, Mattress Firm Group Inc. and the other parties named therein, the Company acquired Mattress Firm Group Inc. on February 5, 2025 (the “Acquisition”). Following the closing of the Acquisition, and in recognition of Employee’s integral role in the negotiation and consummation of the Acquisition, including the additional and unexpected time commitment required of the Employee as a result of unforeseen circumstances that arose during the process, the Board of Directors has approved the payment to Employee of a cash transaction bonus in an amount equal to $10,000,000 (“Transaction Bonus”). The Company shall pay such Transaction Bonus to Employee on or about June 30, 2025.
2.3 Grant of Stock Options; Future Equity Awards.
(a) Grant of Stock Options. On the Effective Date, the Company will grant Employee non-qualified options to purchase 1,200,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), pursuant to the form of stock option agreement attached as Exhibit A to this Agreement, with the grant price set at the fair market value on the date of grant (the “2025 Option Agreement”).
(b) Future Equity Awards. The Company anticipates that Employee will be considered for future equity awards in accordance with the Company’s normal executive compensation practices, but the timing, amount and terms of any such future grants will be subject to the discretion of the Board of Directors or the Compensation Committee.
2.4 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the Company’s employee welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. The terms and conditions of the Plans, as expressed in the Plan documents, will control including, but not limited to the Company’s ability to amend, modify or terminate any of those programs as it determines appropriate in accordance with the Plans’ terms.

2.5 Expenses. The Company shall reimburse Employee for all expenses reasonably incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.
2.6 Financial Planning. Employee shall be eligible to participate in the Company’s executive financial planning program which provides reimbursement of financial planning expenses to eligible executives in accordance with the terms of the program.
2.7 Vacation. Employee shall be entitled to vacation in any calendar year in accordance with the Company’s general vacation policies for senior executive employees.
2.8 Work Location. The Company recognizes that its business operations are spread across the United States and a significant portion of its business is in international markets, that business travel has become an increasingly important part of the Employee’s responsibilities and that working in or near a major metropolitan area may increase the Employee’s productivity and effectiveness. Accordingly, the Company agrees that the Employee at his discretion can locate his principal place of employment in any metropolitan area in the U.S. where the Company has an office, including Lexington, Kentucky, Trinity, North Carolina or Dallas, Texas.
2.9 Withholding. All payments to be made by the Company hereunder will be subject to any withholding requirements.
2.10 Application of Policies. Employee acknowledges receipt of copies of the Company’s Policy on Insider Trading and Confidentiality, Code of Business Conduct and Ethics, Stock Ownership Guidelines and Clawback Policy, and acknowledges that he is subject to the provisions of each such document. Employee further acknowledges and agrees that all amounts paid hereunder and any equity awards granted pursuant to this Agreement will be subject to the terms of the Clawback Policy, and any amended clawback policy or replacement clawback policy adopted by the Board of Directors from time to time.

ARTICLE III
TERMINATION
3.1 Right to Terminate; Automatic Termination.
(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s future obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. If the Company fails to cure or rectify the grounds for such Good Reason termination set forth in the notice provided above within thirty (30) days of receipt of such notice, then Employee may terminate his employment under this Section 3.1(b) any time within thirty (30) days following such failure. “Good Reason” shall mean any of the following: (i) relocation of Employee’s principal workplace over sixty (60) miles from the Company’s existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) Employee is demoted from the position of Chief Executive Officer or President of the Company, (iii) a material diminution in the Employee’s authority, duties or responsibilities as Chief Executive Officer and President of the Company, (iv) the Company fails to nominate Employee to serve as a director in connection with any annual or special meeting of stockholders at which stockholders will vote on the election of directors or, if elected as a director, the Board fails to elect the Employee as Chairman, or (v) the Company’s material breach of this Agreement which is not cured within thirty (30) days after receipt by the Company from Employee of written notice of such breach.
(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this Agreement or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such breach, (iii) any material violation of any material written policy of the Company, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board of Directors at a duly called meeting at which a quorum is present), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section 3.1(c) and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of three hundred sixty (360) days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and Employee. Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or federal Family and Medical Leave laws.
3.2 Rights Upon Termination.
(a) Section 3.1(a) (Termination by the Company Without Cause) and 3.1(b) (Termination by the Employee for Good Reason) Terminations. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, subject to execution of a release and waiver in the form customarily used by the Company in connection with the termination of other similarly situated senior executives (“Release and Waiver”) in the case of clauses (ii) - (iv) and (vi) below, (i) any earned but unpaid Base Salary and the value of any accrued but unused vacation, (ii) payment of Base Salary for a period of two (2) years from the effective date of termination (the “Severance Period”), payable in accordance with the normal payroll practices of the Company and reduced by any salary continuation benefit paid under any of the Plans maintained pursuant to Section 2.4, (iii) (x) any previously earned Performance Bonus for a prior Bonus Year that has not been paid and (y) any annual Performance Bonus due for the calendar year of such termination pursuant to Section 2.2(a), prorated based on the number of days Employee was actively employed by the Company during such year, payable at the time such Performance Bonus would otherwise be paid in accordance with such Section 2.2(a), (iv) continued participation in the Plans pursuant to Section 2.4 for the duration of the Severance Period to the extent such continued participation is permitted under the terms of the Plans and to the extent such participation is not permitted a cash payment of substantially similar value (without requiring any additional payments to address the taxability of this payment), (v) reimbursement of expenses to which Employee is otherwise entitled under Sections 2.4 or 2.5 hereof, and (vi) whatever rights as to stock options or other equity awards the Employee may have pursuant to the terms and conditions of the 2025 Option Agreement, the Non-Qualified Premium-Priced Stock Option Agreement by and between the Company and Employee, dated as of July 6, 2022 (“2022 Option Agreement”), and any other applicable stock option agreements or other equity award agreements with the Company.

(b) Section 3.1(c) (Termination by Company for Cause) and 3.1(d) (Termination upon Death or Disability) Terminations; Voluntary Termination by Employee not for Good Reason. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, subject to execution of a Release and Waiver in the case of clauses (iii), (x), (y) and (z) below, (i) any earned but unpaid Base Salary and the value of any accrued but unused vacation, (ii) reimbursement of expenses to which Employee is entitled under Sections 2.4 or 2.5 hereof, and (iii) in the case of a termination pursuant to Section 3.1(d) hereof, (x) any previously earned Performance Bonus for a prior Bonus Year which has not been paid, (y) any annual Performance Bonus due for the calendar year of such termination pursuant to Section 2.2(a), prorated based on the number of days Employee was actively employed by the Company during such year, payable at the time the such Performance Bonus would otherwise be paid in accordance with such Section 2.2(a), and (z) whatever rights as to stock options or other equity awards Employee may have pursuant to the terms and conditions of the 2025 Option Agreement, 2022 Option Agreement and any other applicable stock option agreements or other equity award agreements with the Company.
(c) Non-Renewal. In the event that the Company elects not to renew the term of this Agreement as provided in Section 1.1, or if Employee elects not to renew the term of this Agreement as provided in Section 1.1, then Employee shall have no further rights against the Company hereunder, except for the right to receive, subject to execution of a Release and Waiver in the case of clauses (iii), (x), (y) and (z) below, (i) any earned but unpaid Base Salary and the value of any accrued but unused vacation, (ii) reimbursement of expenses to which Employee is entitled under Sections 2.4 or 2.5 hereof, and (iii) (x) any previously earned Performance Bonus for a prior Bonus Year which has not been paid, (y) any annual Performance Bonus due for the calendar year in which the non-renewal occurs, prorated based on the number of days Employee was actively employed by the Company during such year, payable at the time the such Performance Bonus would otherwise be paid in accordance with such Section 2.2(a), and (z) whatever rights as to stock options or other equity awards Employee may have pursuant to the terms and conditions of the 2025 Option Agreement, 2022 Option Agreement and any other applicable stock option agreements or other equity award agreements with the Company.
(d) The Release and Waiver described in Sections 3.2(a), (b) and (c) shall be delivered to Employee on or before the fourteenth (14th) day following separation from employment with the Company. In addition and notwithstanding the foregoing provisions of this Section 3.2, if the Release and Waiver described in Section 3.2(a), 3.2(b) or 3.2(c), as applicable, has been delivered to Employee within fourteen (14) days following separation from employment but has not been executed and delivered and become irrevocable on or before the end of the sixty (60) day period following Employee’s termination of employment with the Company, no severance benefits under Section 3.2(a)(ii)-(iv) and (vi) or Section 3.2(b)(iii), (x), (y) and (z) or Section 3.2(c)(iii) (x), (y) and (z), as applicable, shall be or become payable. Further, to the extent that (A) such termination of employment occurs within sixty (60) days of the end of any calendar year, and (B) any of such severance benefits constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the severance release as set forth herein, shall be made (or commence being made) on the later of January 15th of the next calendar year following termination of employment or the date such release and waiver is delivered and has become irrevocable, after which any remaining severance benefits shall thereafter be provided to Employee without interest according to the applicable schedule set forth herein.
ARTICLE IV
CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION
4.1 Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:
(a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) “Trade Secret” means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
(2) “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company’s or any of its subsidiaries’ existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.
(b) Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.
(c) Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s or any of its subsidiaries’ Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s or any of its subsidiaries’ Trade Secrets as long as they remain, without misappropriation, Trade Secrets.
(d) Copyright. All copyrightable work by Employee relating to the Company’s business or the business of any subsidiary or affiliate of the Company during the term of Employee’s employment by the Company is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to any such copyrightable work is not the property of the Company by operation of law, Employee will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominee in every way, at the Company’s expense, to secure, maintain and defend for the Company’s benefit, copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and remain the property of the Company whether copyrighted or not.

(e) Exceptions. The provisions of paragraphs (b) and (c) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure. In addition, notwithstanding anything herein to the contrary, nothing in this Agreement will (1) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that, Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
4.2 Non-Competition.
(a) During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.
(b) Subsequent to Employment. For a two (2) year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter)), directly or indirectly advise, manage, render or perform services to or for (i) any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries (including without limitation those businesses listed in Appendix A to the 2025 Option Agreement) within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination or (ii) any Significant Retailer. For purposes of this Agreement, “Significant Retailer” means those retailers identified in Appendix A to the 2025 Option Agreement under the heading “RETAILERS.” Employee acknowledges that the Significant Retailers may now or in the future compete directly or indirectly with the Company, and that, whether or not a Significant Retailer competes directly with the Company, the Employee because of his knowledge of the industry and his knowledge of confidential information about the Company’s commercial relationships with many large retailers, including one or more of the Significant Retailers, could damage the Company’s competitive position and business if he worked with a Significant Retailer in any of the capacities described above.
4.3 Non-Solicitation. For a two (2) year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee’s termination, or within three (3) months prior to leaving his or her employment with the Company or any of its subsidiaries, to leave the employ of the Company or its subsidiaries.
4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, Employee agrees that, following termination of employment with the Company, the Company may forward a copy of Article IV of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and Employee releases the Company from any claimed liability or damage caused to Employee by virtue of the Company’s act in making that prospective or actual employer aware of Article IV of this Agreement (and any related Exhibits hereto).
4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.
4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.
ARTICLE V
AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES
TO BINDING ARBITRATION
The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any such arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by this Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:
(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six (6) individuals.
(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence, within five (5) months after the appointment of the arbitrator.
(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered, within thirty (30) days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator.
Each party shall bear its own legal and other professional fees and costs incurred in connection with such arbitration proceeding and any necessary court action.
Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.
ARTICLE VI
GENERAL PROVISIONS
6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a) If to the Company:	Somnigroup International Inc.
1000 Tempur Way
Lexington, KY 40511

Attention: Board of Directors

with a copy to Executive Vice President and Chief Human Resources Officer

(b) If to Employee:	Scott Thompson
2525 N Pearl
Unit 1602
Dallas, Texas 75201
6.2 Entire Agreement; Survival. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof, including without limitation the 2022 Agreement and the employment agreement entered into by and between the Company and Employee, dated September 4, 2015. The provisions of this Agreement shall survive the termination of the Agreement, or of Employee’s employment for any reason, to the extent necessary to enable the parties to enforce their respective rights.
6.3 Amendment; Headings and References. This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto, except that either party may update its address set forth in Section 6.1 by providing a notice of the updated address in the manner set forth in Section 6.1. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.
6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.
6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
6.7 Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the Commonwealth of Kentucky, without regard to any rules of construction that would require application of the laws of another jurisdiction. Any legal proceeding related to this Agreement and permitted under Section 4.7 and Article V hereof must be litigated in an appropriate Kentucky state or federal court, and both the Company and Employee hereby consent to the exclusive jurisdiction of the Commonwealth of Kentucky for this purpose; waive any objection they may now or hereafter have to venue or to convenience of forum and agree that all legal proceedings will be tried in a court of competent jurisdiction by a judge without a jury. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, accordingly each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
6.8. Tax Compliance.
(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.
(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six (6) months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh (7th) calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 – A-6.
(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(f) The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.
(g) Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit to be paid or provided under this Agreement or otherwise to the Employee constitutes a “parachute payment” within the meaning of Section 280G of the Code, and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Employee on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree, any determination required under this provision shall be made in writing by a firm of independent public accountants or a law firm selected by the Company and reasonably acceptable to the Employee (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. The Company and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (1) reduction of cash payments to the Employee under this Agreement or otherwise; (2) reduction of vesting acceleration of equity awards under this Agreement or otherwise; and (3) reduction of other benefits paid or provided to the Employee. If two or more equity awards are granted on the same date, each award will be reduced on a pro rata basis (dollar-for-dollar).
6.9. Expenses. The Company agrees to reimburse Employee for the reasonable and documented fees and expenses of Employee’s legal counsel in connection with the negotiation and preparation of this Agreement, in an amount not to exceed $20,000.

6.10. Indemnification; Insurance Coverage. The Company’s By-Laws, as may be amended from time to time, provide to directors and executive officers of the Company certain rights to indemnification by the Company and to directors and officers insurance coverage. Employee shall be entitled to the same level of protection provided to executive officers and, as applicable, directors, as contemplated in the Company’s By-Laws, as may be amended from time to time.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:

SOMNIGROUP INTERNATIONAL INC.

/s/ Richard W. Neu
By:	Richard W. Neu
Title:	Chairman of the Human Resources/Capital & Talent Committee of the Board of Directors

EMPLOYEE:

/s/ Scott L. Thompson
Scott L. Thompson

EXHIBIT A

2025 Option Grant Agreement